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Exhibit 99.6

Consent of Director Nominee

        Kosmos Energy Ltd. is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the initial public offering of its common shares. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Kosmos Energy Ltd. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ PRAKASH A. MELWANI Name: Prakash A. Melwani Date: January 13, 2011

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  Exhibit 99.6
Consent of Director Nominee